Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 T 212.335.4500 F 212.335.4501 W www.dlapiper.com

April 24, 2017
Columbus McKinnon Corporation
205 Crosspoint Parkway
Getzville, New York 14068
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Columbus McKinnon Corporation, a New York corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), related to the offering and sale from time to time by the selling stockholders (the “Selling Stockholders”) named in the prospectus contained in the Registration Statement of 2,273,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issued in a private placement to the Selling Stockholders (defined herein)  on January 30, 2017, and the preferred share purchase rights associated therewith (the “Rights”). The terms of the Rights are set forth in that certain Rights Agreement, dated as of May 18, 2009, between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”).
As the basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Rights Agreement, (c) the Restated Certificate of Incorporation of the Company, as amended to date; (d) the Fourth Amended and Restated By-laws of the Company; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based on such examination, we are of the opinion that:

1.	the Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2.
the Rights constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law).

With respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Agreement, we express no opinion as to the validity, legally binding effect or enforceability of (i) Section 31 of the Rights Agreement relating to the severability provisions of the Rights Agreement or (ii) the waiver of rights contained in Section 14.4 of the Rights Agreement.
In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Agreement, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (iii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We express no opinion other than as to the federal laws of the United States of America and the internal laws of the State of New York (excluding those of counties, cities and other municipalities). We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)